Exhibit 2.1

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

American Rebel Holdings, Inc.,

and

Champion Safe Co., Inc.,

Superior Safe, LLC,

Safe Guard Security Products, LLC,

Champion Safe De México, S.A. de C.V.

and

Ray Crosby, individually

as Seller

June 29, 2022

TABLE OF CONTENTS

Article I	DEFINITIONS	1

Article II	PURCHASE AND SALE	10

2.01	Sale and Purchase of Shares.	10

2.02	Amount and Payment of Purchase Price.	10

Article III	CLOSING; POST-CLOSING PURCHASE PRICE TRUE-UP	10

3.01	Closing.	10

3.02	Payment of Closing Indebtedness.	10

3.03	Deliveries at the Closing.	11

3.04	Post-Closing Purchase Price True-Up.	11

Article IV	REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES	12

4.01	Organization of the Target Companies.	12

4.02	Authorization of Transaction; Binding Effect.	12

4.03	Noncontravention.	13

4.04	Capitalization.	13

4.05	Subsidiaries.	14

4.06	Broker’s Fees.	14

4.07	Financial Statements; Books and Records.	14

4.08	Absence of Changes.	14

4.09	Legal Compliance; Permits.	16

4.10	Real Property.	17

4.11	Tax Matters.	17

4.12	Intellectual Property.	19

4.13	Contracts and Commitments.	20

4.14	Insurance.	22

ii

4.15	Litigation.	23

4.16	Assets.	23

4.17	Accounts Receivable.	23

4.18	Inventory.	23

4.19	Labor Matters.	24

4.20	Employee Benefits.	25

4.21	Environmental Matters.	26

4.22	Affiliate Transactions.	26

4.23	No Undisclosed Liabilities.	26

4.24	Customers and Suppliers	27

4.25	Product Liability; Product Warranty.	27

4.26	Indebtedness.	27

4.27	No Acceleration of Rights and Benefits.	27

Article V	REPRESENTATIONS AND WARRANTIES OF THE SELLER	28

5.01	Legal Capacity and Power.	28

5.02	Valid Title.	28

5.03	Authorization; Binding Effect.	28

5.04	Governmental Authorization and Consents.	28

5.05	Non-contravention.	28

5.06	Brokers and Finders.	29

5.07	Reliance on Advisors.	29

5.08	No Litigation.	29

5.09	No General Solicitation or Advertising.	29

5.10	Investment Representations	29

Article VI	REPRESENTATIONS AND WARRANTIES OF BUYER	29

6.01	Organization of Buyer.	29

6.02	Authorization of Transaction; Binding Effect.	29

6.03	Noncontravention.	30

6.04	Broker’s Fees.	30

6.05	Litigation.	30

6.06	Investment Intent; Restricted Securities.	30

6.07	No Other Representations.	31

iii

Article VII	PRE-CLOSING COVENANTS	31

7.01	Operation of Business.	31

7.02	Notices and Consents.	31

7.03	Access.	31

7.04	Financial Information Cooperation.	32

Article VIII	ADDITIONAL AGREEMENTS	32

8.01	General.	32

8.02	Press Releases.	32

8.03	Transaction Expenses.	32

8.04	Confidentiality.	33

8.05	Provision Respecting Representation of the Seller.	33

8.06	Tail Insurance Policy.	33

8.07	Further Tax Matters.	33

8.08	Exclusivity.	37

8.09	Conduct of Target Companies Prior to the Closing.	37

Article IX	CONDITIONS	38

9.01	Conditions to Obligations of Buyer and the Seller.	38

9.02	Conditions to Obligations of Buyer.	38

9.03	Conditions to Obligations of the Target Companies and the Seller.	41

Article X	TERMINATION; EFFECT OF TERMINATION	42

10.1	Termination.	42

10.2	Effect of Termination.	42

iv

Article XI	INDEMNIFICATION	43

11.01	Survival of Certain Representations and Warranties, Covenants and Agreements.	43

11.02	Indemnification by the Seller.	44

11.03	Indemnification by Buyer.	44

11.04	Exclusive Remedy.	44

11.05	Procedures for Third-Party Claims.	45

11.06	Procedures for Inter-Party Claims.	46

11.07	Duty to Mitigate.	47

11.08	No Punitive Damages; No Consequential Damages on IP.	47

11.09	Treatment of Indemnity Payments.	47

Article XII	MISCELLANEOUS	47

12.01	No Third-Party Beneficiaries; Financing Sources.	47

12.02	Entire Agreement.	48

12.03	Successors and Assigns.	48

12.04	Counterparts.	48

12.05	Headings.	48

12.06	Notices.	48

12.07	Governing Law; Exclusive Jurisdiction.	49

12.08	WAIVER OF JURY TRIAL.	50

12.09	Amendments and Waivers.	50

12.10	Incorporation of Exhibits and Schedules.	50

12.11	Construction.	50

12.12	Severability.	51

12.13	Interpretation.	51

12.14	Disclosure Schedules.	51

12.15	Arbitration.	52

12.16	Costs and Expenses.	53

12.17	Release by the Seller; Covenant Not To Sue	53

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SCHEDULES

Schedule 3.04 – Exceptions to GAAP calculations

Schedule 4.04 – Capitalization of Target Companies

Schedule 4.05(a) – Target Companies Subsidiaries

Schedule 4.07(a) – Target Company Financial Statements

Schedule 4.08 – Employee bonuses

Schedule 4.09 – Current material Permits issued to Target Company

Schedule 4.10(b) – Leased Real Property

Schedule 4.11(e) – Affiliated Groups

Schedule 4.12(a) – Registered IP

Schedule 4.12(b) – Material Intellectual Property Rights Licensed

Schedule 4.12(c) – Liens on Intellectual Property Rights

Schedule 4.12(d) – Intellectual Property Rights infringement

Schedule 4.12(e) – Material infringement or misappropriation claims

Schedule 4.13(a) – Material Contracts

Schedule 4.13(b) – Breach of Material Contract

Schedule 4.14 – Insurance

Schedule 4.15 – Litigation

Schedule 4.16(a) – Conflict of Assets

Schedule 4.18 – Inventory

Schedule 4.19(d) – Terminated Employees

Schedule 4.20(a) – Employee Benefit Plans

Schedule 4.20(f) – Employee Benefit Plan payment

Schedule 4.22 – Affiliate Transactions

Schedule 4.23 – Liabilities and obligations

Schedule 4.24 – Top 10 Customers and Top 5 Suppliers

Schedule 4.25 – Product Liability and Product Warranty Claims

Schedule 4.26 – Indebtedness

Schedule 4.27 – No Acceleration of Rights and Benefits

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STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Stock and Membership Interest Purchase Agreement (this “Agreement”) is entered into as of June 29, 2022, by and among American Rebel Holdings, Inc., a Nevada corporation (“American Rebel” or “Buyer”) and Champion Safe Co., Inc., a Utah corporation (“Champion Safe”), Superior Safe, LLC, a Utah limited liability company (“Superior Safe”), Safe Guard Security Products, LLC, a Utah limited liability company (“Safe Guard”) Champion Safe De México, S.A. de C.V., a corporation duly organized and existing under the laws of Mexico (“Champion Safe De México”) and, together with Champion Safe, Superior Safe and Safe Guard, (the “Target Companies”), and Ray Crosby, an individual resident of the State of Utah (the “Seller”) and the lawful owner of the Shares (later defined). Buyer, the Target Companies and the Seller are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, as of the date hereof, the Seller is the direct or indirect beneficial and record owner of all of the issued and outstanding shares of capital stock in or membership interests of the Target Companies (the “Shares”), in each case, as set forth on Schedule 1.1(a) attached hereto;

WHEREAS, the Seller represents that he is lawful owner of the Shares, free and clear of any liens, encumbrances or charges, and, subject to the terms and conditions of this Agreement, is legally capable to perform his obligations provided for in this Agreement; and

WHEREAS, Buyer desires to acquire all of the Shares from the Seller, and the Seller desires to sell his respective Shares to Buyer, in each case upon the terms, in the manner and subject to the conditions set forth in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“AAA Rules” has the meaning set forth in Section 12.15(a) (Arbitration).

“Accounting Firm” has the meaning set forth in Section 7.04 (Financial Information Cooperation).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Aggregate Purchase Price” has the meaning set forth in Section 2.02 (Amount and Payment of Purchase Price).

“Agreement” has the meaning set forth in the preface above.

“Arbitration Information” has the meaning set forth in Section 12.15(c) (Arbitration).

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“Assets” has the meaning set forth in Section 4.16(a) (Assets).

“Auditor” has the meaning set forth in Section 3.04(b) (Post-Closing Purchase Price True-Up).

“Auditor Determination” has the meaning set forth in Section 3.04(b) (Post-Closing Purchase Price True-Up).

“Balance Sheets Date” has the meaning set forth in Section 4.07 (Financial Statements; Books and Records).

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Party” has the meaning set forth in Section 11.02(a) (Indemnification by the Seller).

“Buyer’s Proposed Calculations” has the meaning set forth in Section 3.04(a) (Post-Closing Purchase Price True-Up).

“Capitalization Representations” has the meaning set forth in Section 11.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).

“Cash” means, as of any date of determination with respect to the Target Companies, all cash and cash equivalents reflected on the financial books of the Target Companies as of such time, determined on a consolidated basis in accordance with GAAP.

“Cash Consideration” has the meaning set forth in Section 2.02 (Amount and Payment of Purchase Price).

“Claim” has the meaning set forth in Section 12.15(a) (Arbitration).

“Closing” has the meaning set forth in Section 3.01 (Closing).

“Closing Certificate” has the meaning set forth in Section 2.04 (Closing Certificate).

“Closing Consideration” has the meaning set forth in Section 8.03 (Transaction Expenses).

“Closing Date” has the meaning set forth in Section 3.01 (Closing). In no event shall the Closing Date be later than (i) August 31, 2022, or (ii) September 30, 2022 if the Buyer’s public registration statement on Form S-1 for the Financing (as defined in Section 9.03(g)) is fully-reviewed by the Securities and Exchange Commission.

“Closing Indebtedness” has the meaning set forth in Section 2.02 (Amount and Payment of Purchase Price).

“Closing Indebtedness Certificate” shall mean a certificate executed by an officer of each of the Target Companies certifying on behalf of the applicable Target Company an itemized list of all outstanding Indebtedness as of the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Net Working Capital” means the Net Working Capital as of 11:59 p.m. on the last calendar day prior to the Closing Date.

2

“Closing Statement” is defined in Section 3.04(a) (Post-Closing Purchase Price True-Up).

“Code” means the Internal Revenue Code of 1986, as amended.

“Damages” has the meaning set forth in Section 11.02(a) (Indemnification by the Seller).

“Disclosing Party” has the meaning set forth in Section 12.15(d) (Arbitration).

“Disclosure Schedules” has the meaning set forth in Section 12.14 (Disclosure Schedules).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), any other plan, program, policy, agreement or arrangement providing for employment, incentive or deferred compensation, severance, relocation, retention or change in control compensation or benefits, termination pay, retirement pay, profit-sharing, equity awards, performance awards, stock or stock-related awards, vacation, medical, health and welfare, disability, death or material fringe benefits or other material benefits relating to employees of the Target Companies that any of the Target Companies sponsors, maintains, or contributes to.

“Employment Agreement” means the Employment Agreement to be negotiated by and between Champion Safe and Ray Crosby on or before July 31, 2022.

“Environmental Requirements” means all Laws concerning pollution or protection of human health (as it relates to exposure to Hazardous Substances) or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances, including any hazardous materials, substances or wastes, as such Laws are enacted prior to the Closing Date and in effect as of the Closing Date.

“Error of Law” has the meaning set forth in Section 12.15(c) (Arbitration).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” has the meaning set forth in Section 9.03(g) (Financing Contingency).

“Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Financing or other financings in connection with the transactions contemplated hereby.

“Financial Statements” has the meaning set forth in Section 4.07(a) (Financial Statements; Books and Records).

“Fundamental Representations” has the meaning set forth in Section 11.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied.

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“Good Faith Deposit” has the meaning set forth in Section 2.02 (Amount and Payment of Purchase Price).

“Governmental Authority” means any (i) federal, state, local, municipal, foreign, or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means all licenses, franchises, certificates, consents, approvals, permits, orders, exemptions, qualifications or authorizations that are issued by or obtained from a Government Entity.

“Hazardous Substance” means any substance, material or waste that is classified or regulated under any Environmental Requirement as hazardous, toxic, a contaminant or a pollutant because of its hazardous or deleterious properties or characteristics, including petroleum, asbestos, polychlorinated biphenyls and radioactive substances.

“Improvements” has the meaning set forth in Section 4.10(c) (Real Property).

“Income Tax” means all Taxes based upon, measured by or calculated with respect to net income or profits (which shall include any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not sales, use, real property gains, real or personal property, gross or net receipts, transfer or other similar Taxes).

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, without duplication, the aggregate of the following: (a) all obligations for borrowed money (including the current portion thereof and all sums due on early termination and repayment or redemption calculated to the Closing Date), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, or extensions of credit (including under credit cards, bank overdrafts and advances), and (b) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date).

“Intellectual Property Representation” has the meaning set forth in Section 11.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).

“Intellectual Property Rights” means (i) patented and patentable designs and inventions, patents and patent applications, including divisionals, continuations, continuations-in-part, reissues and reexaminations, and all foreign patent rights including the right to claim priority to a patent or patent application covered by this Agreement, (ii) trademarks, service marks, brand names, logos, trade dress, trade names, corporate names, company names, fictitious business names, and other proprietary indicia of the source of goods and services, whether registered or unregistered, together with all of the goodwill associated therewith, (iii) original works of authorship in any medium of expression, whether or not published, and all copyrights (whether registered or unregistered), (iv) confidential information protectable by applicable Laws, including recipes, formulas, designs, devices, technology, know-how, research and development, specifications, new product concepts, records of inventions and test and other information, inventions, methods, processes, compositions, market surveys and marketing know-how and other trade secrets, whether or not patentable, (v) internet domain names (whether or not trademarks) registered in any top-level domain by any authorized private registrar or Governmental Authority, and (vi) all registrations, and applications for registration, of any of the rights referred to in clauses (i) through (iii) and (v) above in the United States and foreign countries and all rights to sue at law or in equity and recover and retain damages, costs and attorneys’ fees for past, present and future infringement of any of the foregoing, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit in any country.

4

“Interim Financial Statements” has the meaning set forth in Section 4.07(a) (Financial Statements; Books and Records).

“Knowledge” means, with respect to the Seller and Target Companies, either the constructive or actual knowledge of the Seller or any of the executives of each of the Target Companies, as applicable.

“Law” means all laws, statutes, rules, regulations, ordinances, common law and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Lease” means any lease, sublease, license, concession or other agreement (written or oral), pursuant to which any of the Target Companies holds any rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leased Real Property” has the meaning set forth in Section 4.10(b) (Real Property).

“Lien” means any mortgage, pledge, lien, charge, encumbrance or other security interest of any nature whatsoever.

“Material Adverse Change” or “Material Adverse Effect,” when used with respect to the Target Companies shall mean any change, event, occurrence or effect, individually with respect to each Target Company or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business, or results of operations of the Target Companies, or (b) the ability of the Target Companies to timely perform any of its or their respective covenants or obligations under this Agreement or any agreement signed in connection with it or to consummate the contemplated transactions herein; provided that, in the case of clause (a) only, no change, event, occurrence or effect to the extent resulting from or arising out of any of the following shall be deemed to constitute a Material Adverse Effect or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable U.S. GAAP, or authoritative interpretations thereof, in each case, first introduced after the date hereof, (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), or acts of God, or (iv) COVID-19 Measures; provided, however, in the case of clauses (i) through (iv), in the event that the Company is materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which it operates to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Company, relative to other participants in the business and industries in which it operates.

5

“Material Contract” has the meaning set forth in Section 4.13(b) (Contracts and Commitments).

“Most Recent Balance Sheet” means unaudited balance sheet of each of the Target Companies.

“Net Working Capital” means the sum of the Target Companies’ accounts receivable, inventory, prepaid expenses, current assets, less trade payables, accrued expenses and current liabilities.

“Net Working Capital Adjustment” means an amount, which may be positive or negative, equal to (a) Estimated Closing Net Working Capital minus (b) Target Net working Capital.

“Objections Statement” has the meaning set forth in Section 3.04(b) (Post-Closing Purchase Price True-Up).

“Officer’s Certificate” has the meaning set forth in Section 9.02(k)(iii) (Executed Agreements and Certificates).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Entity, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Party” and “Parties” have the meanings set forth in the preface above.

“PCAOB Audited Financial Statements” has the meaning set forth in Section 9.02(k) (Executed Agreements and Certificates).

“Per Diem Taxes” has the meaning set forth in Section 8.07(c) (Straddle Period).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights from Governmental Authorities.

6

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith by appropriate proceedings; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar statutory Liens incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the business, operation or condition of any property so encumbered or which are being contested in good faith by appropriate proceedings; (c) zoning, building codes and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of any of the Target Companies; (d) purchase money Liens securing rental payments under capital lease arrangements; (e) licenses and sublicenses of Intellectual Property Rights which have been disclosed on Schedule 3.12(b); (f) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the Target Companies or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto; and (g) other non-monetary Liens arising in the Ordinary Course of Business and not incurred in connection with the incurrence of Indebtedness, in each case that do not, individually or in the aggregate, materially and adversely affect the value of or materially restrict or impair the use by the Target Companies of the property subject thereto or affected thereby.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Registered IP” means issued patents, registered copyrights and registered trademarks granted under the authority of any Governmental Authority and all applications for any of the foregoing, and internet domain names registered under the authority of any Governmental Authority or any authorized private registrar.

“Release Claims” has the meaning set forth in Section 12.17(a) (Release by the Seller; Covenant Not To Sue).

“Released Parties” has the meaning set forth in Section 12.17(a) (Release by the Seller; Covenant Not To Sue).

“Representative” means, with respect to any Person, such Person’s directors, officers, general partners, members, stockholders, managers, trustees, employees, independent contractors, agents, advisors, Affiliates or other representatives, including legal counsel, accountants and financial advisors.

“SEC” has the meaning set forth in Section 9.02(k)(i) (Executed Agreements and Certificates).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Excluded Claims” has the meaning set forth in Section 12.17(b) (Release by the Seller; Covenant Not To Sue).

“Seller Indemnified Party” has the meaning set forth in Section 11.03 (Indemnification by Buyer).

7

“Seller Indemnifying Party” has the meaning set forth in Section 11.02(c) (Indemnification by the Seller).

“Seller Release” has the meaning set forth in Section 12.17(a) (Release by the Seller; Covenant Not To Sue).

“Seller” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in the recitals above.

“Specified Courts” has the meaning set forth in Section 12.07(b) (Governing Law; Exclusive Jurisdiction).

“Straddle Period” has the meaning set forth in Section 8.07(c) (Straddle Period).

“Straddle Period Return” means a Tax Return with respect to a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tail Insurance Policy” has the meaning set forth in Section 8.06 (Tail Insurance Policy).

“Target Companies” has the meaning set forth in the preface above.

“Target Companies Charter Documents” has the meaning set forth in Section 4.02(a) (Authorization of Transaction; Binding Effect).

“Target Net Working Capital” means the amount of Net Working Capital which Seller expects will be in place as of the date of the Closing, which is in the amount of $_____________.

“Target Companies Disclosure Schedule” means the disclosure schedules delivered by Target Companies Group to the Buyer immediately prior to the execution of this Agreement.

“Tax” and “Taxes” means (i) any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, or (ii) any liability for an item described in clause (i) of another Person that is imposed on a Target Company, whether pursuant to any applicable Law, as a transferee or successor, by contract or otherwise.

8

“Tax Representations” has the meaning set forth in Section 11.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 11.05 (Procedures for Third-Party Claims).

“Top 10 Customers” has the meaning set forth in Section 4.24 (Customers and Suppliers).

“Top 5 Suppliers” has the meaning set forth in Section 4.24 (Customers and Suppliers).

“Transaction Documents” means each document, agreement, instrument and/or certificate to be executed in connection with the transactions contemplated hereby and thereby.

“Transaction Expenses” means all fees and expenses of the Seller and the Target Companies incurred in connection with the Agreement and the transactions contemplated hereby and the employee and consultant bonuses to be paid to employees and consultants of the Target Companies in connection with the Closing which are set forth on Schedule 3.13(a) (item (iii)), in each case, which have not otherwise been paid by the Target Companies at or prior to Closing, other than any fees or expenses associated with or relating to the Financing.

“Transaction Tax Deductions” shall have the meaning set forth in Section 8.07(b) (Tax Returns).

“Transfer Taxes” has the meaning set forth in Section 8.07(d) (Transfer Taxes).

“WARN Act” has the meaning set forth in Section 4.19(d) (Labor Matters).

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9

ARTICLE II

PURCHASE AND SALE

Section 2.01 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller agrees to sell and transfer the Shares to Buyer, free and clear of all Liens, claims, demands and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws), and the Buyer agrees to purchase from the Seller, all of the Shares for the Aggregate Purchase Price.

Section 2.02 Amount and Payment of Purchase Price. For purposes of this Agreement, the term “Aggregate Purchase Price” means an amount equal to the sum of (a) the Cash Consideration (as later defined), plus (b) $250,000 in cash that has been deposited by Buyer into the bank account of Seller prior to the signing of this Agreement and an additional $100,000 paid to Buyer on or before June 30, 2022 (collectively, the “Good Faith Deposit”), minus (c) the aggregate amount of all Indebtedness of the Target Companies (the “Closing Indebtedness”), plus or minus (d) the amount of the Net Working Capital Adjustment. At the Closing the Buyer shall:

(a) Pay to the Seller $9,150,000 (nine million one hundred fifty thousand) in cash (the “Cash Consideration”), by wire transfer of immediately available funds from Buyer to an account designated in writing by the Seller (such account to be designated at least two (2) Business Days prior to the Closing Date); and

(b) Buyer shall reimburse Seller for Mutually agreed upon acquisitions and equipment purchases completed by Seller since June 30, 2021, in accordance with the Investment Schedule attached hereto.

ARTICLE III

CLOSING; POST-CLOSING PURCHASE PRICE TRUE-UP

Section 3.01 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VII, the closing of the transactions contemplated by this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at Dexter & Dexter, 1360 South 740 East, Orem, Utah commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m. Mountain time on the Closing Date.

Section 3.02 Payment of Closing Indebtedness. At Closing, the Buyer shall pay and discharge (or cause to be paid and discharged), on behalf of the Target Companies, all Closing Indebtedness, by wire transfer of immediately available funds pursuant to written instructions provided to the Buyer by the Seller.

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Section 3.03 Deliveries at the Closing. At Closing, the Parties shall deliver or pay, or cause to be delivered or paid, each of the following:

(a) Seller shall have performed all obligations required to be performed, and delivered or caused to be delivered to Buyer all items required to be delivered, by Section 9.02.

(b) Buyer shall have performed all obligations required to be performed by Section 9.03, and delivered or caused to be delivered to Seller:

(i)	the Cash Consideration, paid in accordance with Section 2.02(a); and

(ii)	all items required to be delivered by Section 9.03(d).

Section 3.04 Post-Closing Purchase Price True-Up.

(a) As promptly as possible, but in any event within 60 days after the Closing, Buyer will deliver to Seller, a written statement (the “Closing Statement”) setting forth the Buyer’s calculations (the “Buyer’s Proposed Calculations”) of (i) the amount of the Cash Consideration, (ii) the amount of the Closing Indebtedness and (iii) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, which calculations shall be made in accordance with GAAP, except as set forth on Schedule 3.04, applied on a basis consistent with the Most Recent Balance Sheet. The Closing Statement shall contain a recalculation, if any, of the Aggregate Purchase Price based on the foregoing amounts.

(b) After delivery of the Closing Statement, the Seller and its accountants shall be permitted reasonable access to review the Target Companies’ books and records and work papers related to the preparation of the Closing Statement. The Seller and its accountants may make inquiries of Buyer, the Target Companies and their respective accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Target Companies to use their, reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If the Seller has any objections to the Closing Statement, the Seller shall deliver to Buyer a statement setting forth a description in reasonable detail of its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within 60 days after the delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto. The Seller and Buyer shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and the Seller, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Seller and Buyer shall submit such dispute to a party as Buyer and the Seller shall use reasonable efforts to mutually agree upon) (the “Auditor”) who shall resolve all such disagreements in accordance with this Agreement and to the extent not inconsistent with this Agreement in accordance with GAAP, except as set forth on Schedule 3.04, applied on a basis consistent with the Target Companies accounting practices and procedures, subject to any adjustments or deviations set forth on the Disclosure Schedules attached hereto. Buyer and Seller shall immediately enter into a customary engagement letter with the Auditor at the time the issues in dispute are submitted to the Auditor. The Seller and Buyer shall use their commercially reasonable efforts to cause the Auditor to resolve all such disagreements as soon as practicable. The Auditor shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a party or lower than the lowest value claimed by a party. Neither the Seller nor Buyer shall have any ex parte conversations or meetings with the Auditor with respect to any issues for which the Auditor is engaged pursuant to this Agreement, without the prior consent of the other parties. The resolution of the dispute by the Auditor shall be final, binding and non-appealable on the parties hereto (the “Auditor Determination”). The fees and expenses of the Auditor shall be allocated to be paid by Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Auditor.

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(c) If it is determined that the Net Working Capital at closing is either 10% more or 10% less that the Target Net Working Capital, then the Aggregate Purchase Price will be adjusted and if the Aggregate Purchase Price increases, Buyer shall pay to or cause to be paid to, the Seller an amount equal to such increase, and if the Aggregate Purchase Price decreases, Seller shall pay to, or cause to be paid to, the Buyer an amount equal to such increase.

Any payments made by the Buyer to the Seller or by the Seller to the Buyer pursuant to this Section 3.04(c) shall be made by wire transfer of immediately available funds no later than three Business Days after the final determination referred to in the first sentence of this Section 3.04(c) and shall be deemed to be adjustments to the Aggregate Purchase Price for all Tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

As a material inducement to Buyer to enter into this Agreement, the Seller and Target Companies represent and warrant to Buyer, as of the date hereof, as follows:

Section 4.01 Organization of the Target Companies. Each of the Target Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the state or Country, as applicable, of its jurisdiction of organization. Each of the Target Companies is duly qualified or licensed as a foreign corporation or limited liability company to do business and in good standing in each jurisdiction in which the character or location of the property leased or operated by it or the nature of its business makes such qualification necessary.

Section 4.02 Authorization of Transaction; Binding Effect.

(a) Each of the Target Companies has full corporate or limited liability company power and authority to own, lease and operate its assets and to carry on its business as is presently conducted. Each of the Target Companies has the full corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents by the applicable Target Companies and the performance by the applicable Target Companies of their obligations hereunder and thereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable. Each of the Target Companies has made available to Buyer true, complete and correct copies of its limited liability company agreement, certificate of incorporation and bylaws, as applicable, each as in effect on the date of this Agreement (“Target Companies Charter Documents”).

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(b) This Agreement has been duly executed and delivered by the Target Companies and constitutes the valid and legally binding obligation of the Target Companies, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). As of the Closing, each Ancillary Document to which any Target Company is a party will have been duly executed and delivered by such Target Company and will constitute the valid and legally binding obligation of such Target Company, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 4.03 Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Target Companies Charter Documents, (ii) assuming compliance by the Seller with Section 5.05 (Noncontravention) and by Buyer with Section 6.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which the Target Companies are subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any Material Contract. To the Knowledge of the Seller and the Target Companies, the execution and delivery of this Agreement and the Ancillary Documents by the Target Companies, as well as the consummation by the Target Companies of the transactions contemplated hereby or thereby, do not require any notice to, filing with or authorization, consent or approval of any Governmental Authority.

Section 4.04 Capitalization. The entire authorized, issued and outstanding capital stock and the issued and outstanding membership interests of Target Companies, as applicable, in each case as of the date hereof, are set forth on Schedule 4.04. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid, non-assessable and, as of the date hereof, are held beneficially and of record by a Seller as set forth on Schedule 4.04. There is no contract, agreement or other arrangement pursuant to which any of the Target Companies has granted any warrant, right, option, conversion privilege, stock purchase plan, put, call, preemptive right, right of first refusal, commitment or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of its capital stock or its membership interests or other securities convertible into or exchangeable for capital stock or membership interests of any of the Target Companies (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right, and there are no equity securities of the Target Companies reserved for issuance for any purpose. There are no agreements, arrangements, proxies or understandings that restrict or otherwise affect voting or transfer of any of the equity securities of the Target Companies. None of the Shares were issued in violation of any preemptive rights of any Person, the Securities Act, or any other applicable Law.

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Section 4.05 Subsidiaries. The Subsidiaries of the Target Companies as of the date hereof are set forth on Schedule 4.05(a). On the Closing Date, the Target Companies will not, directly or indirectly, (i) have any Subsidiaries or (ii) own, or have any contract to own, the capital stock, membership interests or other equity securities of any Person or (iii) control all or substantially all of the management policies of any Person.

Section 4.06 Broker’s Fees. The Seller and Target Companies do not have any liability or obligation to pay any fees, commissions or expenses to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 4.07 Financial Statements; Books and Records.

(a) Schedule 4.07(a) sets forth true, correct and complete copies of: (i) the twelve (12) month period ended December 31, 2021 together with the related notes and schedules, financial statements of each of the Target Companies (“Most Recent Financial Statement”), and (ii) The unaudited balance sheet of each of the Target Companies (the “Balance Sheets Date”) and the related statements of operations, of stockholder’s equity and of cash flows for the most recently available quarter period ended as of the Balance Sheets Date, together with the related notes and schedules (such balance sheets, the related statements of operations, of stockholder’s equity and of cash flows and the related notes and schedules are referred to herein as the “Interim Financial Statements”) and certified by the Seller. The Interim Financial Statements shall be updated each quarter month during the period from the date of this Agreement to the Closing, within ten (10) days of their delivery to each of the Target Companies. The Most Recent Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) present fairly in all material respects the results of operations of the Company for the respective periods covered and the balance sheets present fairly in all material respects the financial condition of the Target Companies.

Section 4.08 Absence of Changes. Since the Balance Sheets Date, the Target Companies have operated in the Ordinary Course of Business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheets Date, the Target Companies have used commercially best efforts to preserve intact, in all material respects, the Target Companies’ relationships with customers, suppliers and all others having business dealings with the Target Companies, and there has not been any change in the financial condition, assets, liabilities, net worth or business of any Target Company, other than in the Ordinary Course of Business, which individually or in the aggregate has been or will be materially adverse to any Target Company. Since the Balance Sheets Date none of the Target Companies has:

(a) accelerated, terminated, modified, canceled or entered into any Material Contract;

(b) experienced any damage, destruction, or loss to any of its assets or property involving at least $10,000 per occurrence and not covered by insurance;

(c) (i) granted any bonuses, whether monetary or otherwise, or materially increased any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements set forth on Schedule 4.08 or required by applicable Law, (ii) changed the terms of employment for any employee or terminated employment of any employee, in each case, for which the costs and expenses associated with such change or termination exceed $10,000, or (iii) accelerated the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant, in each case, for with the costs and expenses exceed $10,000 other than the previously disclosed loan to Alberto Martinez;

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(d) made any capital expenditure (or series of related capital expenditures) involving more than $10,000 individually or more than $25,000 in the aggregate;

(e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (other than the Target Companies);

(f) entered into any transaction with any of its directors, officers or employees on terms that would not have resulted from an arm’s-length transaction,

(g) made any change in any method of accounting or accounting practice or policy used by the Target Companies, other than such changes required by GAAP or pursuant to any pronouncements issued by the Financial Accounting Standards Board;

(h) declared or paid any dividends, issued, purchased or redeemed any shares of its capital stock or membership interests or any securities convertible into or exchangeable for any of its capital stock or membership interests, or made any other distributions to its shareholders or equity holders, other than dividends or distributions to pay Taxes;

(i) granted any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or membership interests;

(j) incurred, assumed, or guaranteed any liabilities or Indebtedness of any kind other than liabilities or Indebtedness that is incurred in the Ordinary Course of Business or that does not exceed $10,000 (either individually or in any series of related Indebtedness);

(k) amended the Target Companies Charter Documents;

(l) transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property Rights, except for licenses or sublicenses in the Ordinary Course of Business;

(m) created or allowed the imposition of any Lien (except for Permitted Liens) upon any of its properties, membership interests or assets, tangible or intangible, other than in the Ordinary Course of Business;

(n) disposed of or acquired any material assets, except for sales, dispositions or acquisitions of assets in the Ordinary Course of Business;

(o) reduced trade promotions in a manner inconsistent with the Ordinary Course of Business;

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(p) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $10,000 individually (or, in the case of a lease, per annum), except for the March 15, 2022 Tucson Lease for the retail outlet and purchases of inventory or supplies in the Ordinary Course of Business;

(q) made or changed any material Tax election, changed any Tax accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, failed to file any Tax Return when due (taking into account appropriately obtained extensions), settled any material Tax claim or assessment relating to any of the Target Companies, or consented to any extension or waiver of any limitation period applicable to any Tax claim or Tax assessment relating to any Target Company;

(r) discharged, forgiven, cancelled or satisfied any Lien, debt or claim or paid for any material obligation or material liability (fixed or contingent) other than in the Ordinary Course of Business or that does not exceed $10,000 individually;

(s) written-down the value of any assets or inventory or written-off any notes or accounts receivable of the Target Companies, in each case, other than those for which reserves or accruals have been established in the Interim Financial Statements or those less than $10,000 individually; or

(t) entered into any contract, commitment or arrangement to do any of the actions referred to in clauses (a)-(s) above (except as otherwise required or permitted by the terms of this Agreement).

Section 4.09 Legal Compliance; Permits.

(a) Each of the Target Companies is in compliance in all material respects with all Laws applicable to the ownership and operation of the Target Companies, including such Laws that require the Target Companies to possess Permits for the current operation of their business. All material Permits necessary for any Target Company to conduct its business have been obtained by it and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.09 lists all current material Permits issued to any Target Company, including the names of such Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.09.

(b) Each Target Company has conducted its business in compliance in all material respects with all applicable Laws, and has not received written notice of any violation or non-compliance thereof.

(c) No director or any other Person acting on behalf of any such Person has, directly or indirectly, taken any action that would cause Champion Safe De México to be in violation of the applicable anti-bribery Laws of Mexico, including any applicable Law of any locality, including any Law promulgated by the Mexican Government to implement the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions.

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Section 4.10 Real Property.

(a) None of the Target Companies owns real property.

(b) Schedule 4.10(b) lists the street address, brief description of all real property and the terms of each lease agreement of real property that is leased, subleased or operated by the Target Companies (each, a “Leased Real Property”) or that has been leased by the Target Companies

(i) Each Lease in connection with the Leased Real Property is legal, valid, binding, enforceable, and in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles); and

(ii) none of the Target Companies is in breach or default under any Lease.

(c) To the Knowledge of the Seller and the Target Companies, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair in all material respects, ordinary wear and tear excepted. To the Knowledge of the Seller and Target Companies, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.11 Tax Matters.

(a) Tax Returns. The Target Companies have properly filed with the appropriate Governmental Authorities all U.S. Income Tax Returns and all other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes (whether or not shown on a Tax Return) due and owing by any Target Company have been timely paid. No Governmental Authority with which a Target Company does not file Tax Returns has asserted in writing that such Target Company is or may be required to pay Taxes or file Tax Returns with that Governmental Authority. None of the Target Companies is currently the beneficiary of any extension of time with which to file any Tax Return. There are no Liens for any Taxes (other than Permitted Liens) on any of the properties or assets of the Target Companies.

(b) Withholding. All Taxes that the Target Companies were or are required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Authorities.

(c) Disputes. None of the Target Companies have received any written notice of assessment or proposed assessment, deficiency, claim, adjustment or proposed adjustment or any other notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations, or administrative or judicial proceedings regarding any Taxes of the Target Companies.

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(d) Waivers. None of the Target Companies has current waivers or extensions in effect with respect to any statute of limitations in respect of any Taxes or has agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied.

(e) Affiliated Groups. Except as set forth on Schedule 4.11(e), none of the Target Companies is a party to any Tax allocation or sharing agreement among members of an affiliated group filing a consolidated, combined, or entity Tax Return or otherwise (other than an agreement among members of an affiliated group the common parent of which was one of the Target Companies), and none of the Target Companies has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was one of the Target Companies) in the past 3 years, or has any liability for any Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of Law or otherwise (other than any of the Target Companies).

(f) Certain Transactions. In the last 3 years, none of the Target Companies has distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code. None of the Target Companies has participated in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(g) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Law) executed on or prior to the Closing Date; (iii) deferred intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Law) which deferred intercompany transaction occurred on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of Law).

(h) Tax Classification. Champion Safe has been treated as a corporation for U.S. federal and applicable state and local income tax purposes at all times since its inception. Superior Safe has been treated as a corporation for U.S. federal and applicable state and local income tax purposes at all times since its inception. Safe Guard has been treated as a [limited liability company] for U.S. federal and applicable state and local income tax purposes at all times since its inception.

(i) Section 280G. None of the Target Companies is a party to any agreement, contract, arrangement or plan that, in connection with the transactions contemplated by this Agreement, has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Law).

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(j) Section 409A. None of the Target Companies is a party to any contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. Each nonqualified deferred compensation plan maintained or sponsored by a Target Company (as defined in Section 409A(d)(1) of the Code) is in operational and documentary compliance with the applicable requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. No Target Company has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(k) Except for the matters addressed in Section 4.08(q), this Section 4.11 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Tax matters.

Section 4.12 Intellectual Property.

(a) Schedule 4.12(a) identifies each item of Registered IP that is owned by the Target Companies as of the date hereof and used in the operation of the business of the Target Companies, including the jurisdiction in which such Registered IP has been registered or filed and the applicable registration or serial number. All material filings and fees required to maintain as of the date hereof the material Registered IP listed in Schedule 4.12(a) have been timely filed with and paid to the relevant Governmental Authorities or authorized registrars, and all such material Registered IP is otherwise in good standing. The Target Companies have the exclusive right to sell, assign and transfer the entire right, title and interest in each item of material Registered IP listed in Schedule 4.12(a), subject to licenses granted in the Ordinary Course of Business and agreements set forth on Schedule 4.12(b). As of the date hereof, the Target Companies do not own any other U.S. or foreign items of Registered IP used in the operation of the business of the Target Companies other than those listed in Schedule 4.12(a). The Target Companies have exercised all reasonable measures to protect the confidentiality of confidential information and trade secrets owned by the Target Companies.

(b) Schedule 4.12(b) identifies (i) all material license agreements pursuant to which Intellectual Property Rights used in the business of the Target Companies is licensed to the Target Companies (other than any license agreements for commercially available off-the-shelf software), (ii) all material license agreements pursuant to which any of the Target Companies has licensed to any third party any Intellectual Property Rights (other than licenses to customers, distributors, dealers, resellers, sales representatives, suppliers, vendors, consultants, contractors or other business relationships in the Ordinary Course of Business) and (iii) all other covenants not to sue, coexistence agreements, releases and settlement agreements relating to any material Intellectual Property Rights to which any of the Target Companies are a party. The Target Companies have made available to Buyer copies of all such agreements. Except as set forth on Schedule 4.12(b), the applicable Target Company has performed all material obligations required to be performed by it as of the date hereof under the terms and conditions of such material license agreements to which it is a party. Except as set forth on Schedule 4.12(b), no material Intellectual Property Rights are licensed to or by any of the Target Companies other than pursuant to a written agreement.

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(c) Except as set forth on Schedule 4.12(c), the applicable Target Company owns, licenses or otherwise has the right to use, free and clear of any Lien other than Permitted Liens, all of the Intellectual Property Rights necessary for the operation of the business of the Target Companies, taken as a whole, as currently conducted. Except as set forth on Schedule 4.12(b), no Seller or founder, director, officer, member, manager or employee of or consultant to any Target Company owns, directly or indirectly, in whole or in part, any interest in any of the Intellectual Property Rights used by the Target Companies.

(d) Except as set forth on Schedule 4.12(d), the operation of the business of the Target Companies as presently conducted is not infringing or misappropriating any material Intellectual Property Rights of any third party, and no third party is infringing or misappropriating any material Intellectual Property Rights owned by the Target Companies.

(e) Except as set forth on Schedule 4.12(e), no material infringement or misappropriation written claim or proceeding is pending against the Target Companies or, to the Knowledge of the Target Companies, threatened in writing against the Target Companies, alleging that the operation of the business of the Target Companies is infringing or misappropriating any Intellectual Property Rights of any third party or that challenges the validity, ownership, enforceability or use of the material Intellectual Property Rights owned by the Target Companies, and none of the material Intellectual Property Rights owned by the Target Companies are subject to any outstanding order of any Governmental Authority against the Target Companies.

(f) This Section 4.12 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Intellectual Property Rights matters.

Section 4.13 Contracts and Commitments.

(a) Schedule 4.13(a) sets forth a list (including for each oral agreement or contract, a summary thereof) as of the date of this Agreement of each of the following agreements or contracts, whether written or oral, to which any of the Target Companies is a party or by which any Target Company is bound or to which any asset of any Target Company is subject:

(i) any employment agreement or employment contract with any officer, independent contractor, or employee of any of the Target Companies, other than offer letters for at-will employment;

(ii) any employee collective bargaining agreement;

(iii) any contract or agreement with any officer, employee, consultant or independent contractor with respect to change of control or severance;

(iv) any covenant not to compete granted by any Target Company in favor of a third party;

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(v) any lease or similar agreement under which (A) any of the Target Companies is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) any of the Target Companies is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Target Companies, in each case which provides for future payments by the Target Companies in excess of $10,000 per annum and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $10,000;

(vi) any agreement or contract under which the Target Companies have borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others (other than intercompany Indebtedness, endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment related purposes or purchases of equipment or materials made under conditional sales contracts, in each case in the Ordinary Course of Business);

(vii) all contracts that include or constitute a power of attorney (excluding power of attorney in connection with customs forms entered into in the Ordinary Course of Business);

(viii) all contracts (or group of related contracts) under which any Target Company contracts for any material agency, representation, distribution or brokerage services for the sale of the Target Companies’ products involving payments of more than $10,000 annually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $10,000;

(ix) all contracts (or group of related contracts) under which any Target Company contracts for transportation or freight services involving payments of more than $10,000 annually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $10,000;

(x) all contracts (or group of related contracts) for capital expenditures in excess of $10,000 individually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $10,000;

(xi) all contracts (or group of related contracts) that deal with the provision of goods or services by or on behalf of any Target Company on a co-manufacturing basis involving payments of more than $10,000 annually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $10,000;

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(xii) all contracts with any former director, officer, employee, consultant or member of any Target Company involving payments of more than $10,000 annually and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $10,000;

(xiii) any Order, settlement or similar agreement related to or affecting the business of any Target Company, and either involving payments of more than $10,000 or materially restricting the operation of any Target Company’s business;

(xiv) all contracts (or group of related contracts) concerning a franchising, partnership or joint venture; or

(xv) any agreement, contract, lease or license, in each case not included in clauses (i)-(xiv) foregoing or set forth on Schedule 4.13(a) or Schedule 4.13(b), to which the Target Companies is a party or by or to which any of their respective assets are bound or subject, which provides for future payments by the Target Companies in excess of $100,00 per annum and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $10,000 (other than warranty obligations in the Ordinary Course of Business, purchase orders and Leases).

(b) The Target Companies have delivered to, or made available for inspection by, Buyer a copy of each contract, lease, license, instrument or other agreement listed on Schedule 4.13(a) (collectively, the “Material Contracts”). Except as disclosed on Schedule 4.13(b), each of the Target Companies has performed, in all material respects, all obligations required to be performed by it as of the date hereof under the Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect, nor has the Company received any written notice of any intention to terminate any Material Contract. Each of the Material Contracts is a valid and legally binding obligation of one of the Target Companies, as applicable, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 4.14 Insurance. Schedule 4.14 lists each insurance policy maintained by the Target Companies with respect to the properties, assets, business, operations and employees of the Target Companies, as applicable. To the Knowledge of the Seller and the Target Companies, all such insurance policies are in full force and effect in all material respects, and none of the Target Companies is in default in any respect regarding its obligations under any of such insurance policies. No Target Company has failed to give any notice or present any claim under any insurance policy in a timely fashion or in the manner or detail required by the insurance policies. No notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any of the insurance policies of the Target Companies has been received by any Target Company. No Target Company has been refused any insurance, nor has its coverage been materially limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

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Section 4.15 Litigation. Except as set forth on Schedule 4.15, there is no Action (or related series of Actions) by or before any Government Authority pending or, to the Knowledge of the Seller or Target Companies, threatened against the Target Companies which would reasonably be expected to result in liability to the Target Companies in excess of $25,000. To the Knowledge of the Seller or Target Companies, no event has occurred or circumstances exist which would reasonably be expected to give rise to any such Action (or related series of Actions).

Section 4.16 Assets.

(a) Ownership of Assets. Each of the Target Companies has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contract, an enforceable leasehold interest in, or right to use, all of its properties, rights and assets (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 4.12 (Intellectual Property)), whether real or personal and whether tangible or intangible (collectively, the “Assets”), free and clear of all Liens (other than Permitted Liens). Except as disclosed in Schedule 4.16(a), no Target Company has received in respect of any of its properties or assets any written notice of conflict with the asserted rights of any other Person.

(b) Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 4.12 (Intellectual Property)), whether real or personal, tangible or intangible, currently used in and material to the operation of the business of the Target Companies, taken as a whole, as currently conducted. All of the Assets are fully adequate and suitable for the purposes for which they are used in the business of the Target Companies.

Section 4.17 Accounts Receivable. The accounts receivable reflected on the Interim Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Target Companies involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions) in the Ordinary Course of Business and (b) constitute only valid, undisputed claims of the Target Companies not subject to claims of set-off or other defenses or counterclaims other than normal discounts and returns accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the Balance Sheets Date, on the accounting records of the Target Companies has been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.18 Inventory. All inventory of the Target Companies, including that reflected in Financial Statements, is stated at market value, except as disclosed in the Financial Statements. All of the inventory reflected in the Interim Financial Statements and all inventory acquired by the Target Companies since the Balance Sheets Date, consist of a quality and quantity usable and salable in the Ordinary Course of Business. The Target Companies’ inventory reserves in the Financial Statements have been made in accordance with GAAP. Except as set forth on Schedule 4.18, all inventory of the Target Companies is owned by the Target Companies free and clear of all Liens (except for Permitted Liens), and no inventory is held on a consignment basis. All of the inventory complies in all material respects with the Target Companies’ internal quality assurance guidelines.

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Section 4.19 Labor Matters.

(a) None of the Target Companies is a party to any collective bargaining agreement or collective bargaining relationship with respect to employees of the Target Companies with any labor organization. There is no pending or, to the Knowledge of the Seller or Target Companies, threatened labor strike, lockout, work stoppage, slowdown, union election petition, demand for recognition or other material labor dispute against any of the Target Companies, and there has not been a material labor dispute pending against any of the Target Companies within the past three (3) years. To the Seller or Target Companies’ Knowledge, no union, other labor organization or similar entity is engaged in any organizing activity with respect to any employees of any of the Target Companies and no such organizing activity is threatened. There is no unfair labor practice charge or complaint or material labor grievance or labor arbitration pending or threatened in writing against any of the Target Companies before the National Labor Relations Board or any Governmental Authority or arbitrator.

(b) Each of the Target Companies has complied in all material respects with all Laws relating to labor, employment and employment practices, including but not limited to all Laws and provisions thereof relating to wages, hours, equal employment opportunities, employment discrimination, hiring, firing, promotion, termination of employee benefits, retaliation, immigration, disability rights, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, collective bargaining and the payment of social security and other Taxes. There are no Actions pending or, to the Knowledge of any of the Seller or Target Companies, threatened against any of the Target Companies before the U.S. Equal Employment Opportunity Commission or any Governmental Authority or arbitrator concerning or relating to any labor, employment or employment practices matters. With respect to each individual who renders services to any Target Company, (i) the Target Companies have accurately classified each such individual as an employee, independent contractor or otherwise as appropriate under any and all applicable Laws, and (ii) for each individual classified as an employee, the Target Companies have classified such employee as exempt or nonexempt as appropriate under any and all applicable Laws, other than, with respect to both clause (i) and (ii) foregoing, for classification determinations that would not individually or in the aggregate materially affect the Target Companies.

(c) No Target Company is party to, or otherwise bound by, any consent decree, or subject to any order or judgment of any Governmental Authority, regarding labor, employment or employment practices that places any material obligation on any Target Company.

(d) Schedule 4.19(d) lists each employee of any Target Company or target subsidiary who was terminated or laid off for any reason other than for cause during the ninety (90) days preceding the date of this Agreement, and for each such employee, sets forth: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned. No later than the Closing Date, the Seller shall update Schedule 4.19(d) to reflect any employment terminations effected by any Target Company or target subsidiary between the date hereof and the Closing Date. The Target Companies are in substantial compliance in all material respects with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar state or local law and no Target Company has ordered or implemented a plant closing or mass layoff within the meaning of the WARN Act or any similar state or local law in the past three (3) years.

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(e) To the Seller or Target Companies’ Knowledge, no officer or key employee has submitted his or her resignation or has given written notice of his or her intent to resign as of the date of this Agreement.

(f) Except for the labor or employment-related matters specifically referenced in Section 4.19, this Section 4.19 contains the sole and exclusive representations and warranties of the Target Companies with respect to any labor or employment matters.

Section 4.20 Employee Benefits.

(a) Schedule 4.20(a) contains a list of each Employee Benefit Plan. With respect to each Employee Benefit Plan (other than any such Employee Benefit Plan sponsored by a professional employer organization and in which the Target Companies participate), the Target Companies have made available to Buyer current, correct and complete copies of (where applicable) (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, and (ii) the three most recent Forms 5500 and all schedules thereto. With respect to the Employee Benefit Plans, the Target Companies have made available to Buyer the most recent IRS determination or opinion letter and the most recent summary plan descriptions, including any summaries of material modifications thereto.

(b) Each Employee Benefit Plan has been maintained in all material respects in compliance with its terms and with the requirement of applicable Laws. There are no Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code.

(c) None of the Target Companies maintains, sponsors, contributes to or has any liability (including any liability on account of being considered a single employer under Section 414 of the Code with any other Person) with respect to (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) any “multiemployer plan,” as defined in Section 3(37) of ERISA or (iii) any multiple employer plan, as described in Section 413 of the Code.

(d) No Target Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Target Company to any material Tax or penalty imposed by ERISA or the Code

(e) There is no pending or, to the Knowledge of the Target Companies, threatened Action (other than any routine claim for benefits) with respect to any Employee Benefit Plan that would result in material liability to a Target Company.

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(f) Except as set forth on Schedule 4.20(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any employee of any Target Company under any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any Employee Benefit Plan, or (iv) require any contributions or payments to fund any obligations under any Employee Benefit Plan.

(g) Except for the matters related to Employee Benefit Plans specifically referenced in Section 4.19, this Section 4.20 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Employee Benefit Plan or ERISA matters.

Section 4.21 Environmental Matters.

(a) Each of the Target Companies is in compliance with applicable Environmental Requirements in all material respects.

(b) Each of the Target Companies possesses all permits, authorizations and approvals required pursuant to applicable Environmental Requirements for its operations in the Ordinary Course of Business in all material respects as of the Closing Date. Each of the Target Companies is in compliance with all such permits in all material respects.

(c) No conditions of Hazardous Substance contamination caused or created by the Target Companies or for which the Target Companies are legally responsible exists on or under or is migrating from any of the Leased Real Property and is required to be investigated, remediated, monitored or assessed, or to undergo any other response action by Environmental Requirements, except as would not be materially adverse to the Target Companies.

(d) The Target Companies have provided Buyer with access to and copies of any environmental reports, audits, surveys and assessments relating to the Target Companies in their possession or under their reasonable control.

(e) No Target Company has received any written notice, report or other written information regarding any actual or alleged violation of any Environmental Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Requirements.

Section 4.22 Affiliate Transactions. Except as set forth on Schedule 4.22, no equity holder, director or officer of the Target Companies has or has had any agreement with the Target Companies or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Target Companies, except solely in such Person’s capacity as an equity holder, director or officer, as applicable.

Section 4.23 No Undisclosed Liabilities. Except as set forth on Schedule 4.23, none of the Target Companies has any liabilities or obligations (whether absolute, contingent, matured or unmatured or otherwise) except for liabilities and obligations (a) set forth on, or reserved against in, the Interim Financial Statements, (b) incurred in the Ordinary Course of Business subsequent to the Reference Balance Sheet Date or (c) that would not exceed $10,000 individually or $25,000 in the aggregate.

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Section 4.24 Customers and Suppliers. Schedule 4.24 contains a list of (a) the top ten (10) customers (based on gross sales) (“Top 10 Customers”) and (b) the top five (5) suppliers (based on gross expenditures) (“Top 5 Suppliers”) of the Target Companies, in each case, as of the twelve (12) month period ended on the Balance Sheets Date. None of the Target Companies has received any written notice that any of (i) the Top 10 Customers has ceased, or intends to cease after the Closing, to purchase its goods or services or to otherwise terminate or materially alter its relationship with the Target Companies, or (ii) the Top 5 Suppliers has ceased, or intends to cease, to supply goods or services to the Target Companies or to otherwise terminate or materially alter its relationship with the Target Companies, and, to the Knowledge of the Target Companies and the Seller, no Top 10 Customer or Top 5 Supplier has threatened any such action.

Section 4.25 Product Liability; Product Warranty. Except as set forth on Schedule 4.25, none of the Target Companies is a party to any Action, and, to the Knowledge of the Seller or Target Companies, there is not any threatened Action, relating to alleged defects in the products provided by the Target Companies or the failure of any such products to meet the warranty specifications applicable thereto or alleging personal injury, death, or property or economic damages, or seeking injunctive relief in connection with any product manufactured, shipped or sold by the Target Companies, in each case, except for customer complaints in the Ordinary Course of Business. There are no pending or, to the Knowledge of the Seller or Target Companies, threatened recalls for the products of the Target Companies, other than product returns in the Ordinary Course of Business.

The parties to this agreement acknowledge and understand that Seller has offered its customers extended lifetime warranties on safes with digital locks and that the Buyer will be solely liable for the cost of honoring and complying with such warranties. There are no pending claims relating to the extended lifetime warranties as of the time of Closing.

Section 4.26 Indebtedness. Except as set forth on Schedule 4.26, none of the Target Companies has any Indebtedness outstanding as of the date hereof. As of the Closing, none of the Target Companies will have any Indebtedness outstanding other than as described on the Closing Certificate.

Section 4.27 No Acceleration of Rights and Benefits. Except for customary professional fees incurred in connection with the transactions contemplated by this Agreement or as set forth on Schedule 4.27, Schedule 4.13(a) (item (iii)) or Schedule 4.26, no Target Company has made, nor is any Target Company obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. No rights or benefits of any Person granted by any Target Company have been (or will be) accelerated, increased or modified, and no Person has the right to receive any payment or remedy (including rescission or liquidated damages) from any Target Company, in each case as a result of a change of control or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth on Schedule 4.27, no Target Company is party to any contract which, by its terms, will require Buyer or any of its Affiliates to support such Target Company’s obligations under such contract with a letter of credit or other collateral.

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ARTICLE V

REPRESENTATION AND WARRANTIES OF THE SELLER

As a material inducement to Buyer to enter into this Agreement, the Seller represents and warrants to Buyer, solely as to himself, as of the date hereof, as follows:

Section 5.01 Legal Capacity and Power. The Seller has the requisite legal capacity, power and authority to enter into and perform under, this Agreement and Ancillary Agreement. This Agreement and each of the Ancillary Agreement is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms thereof except as may be limited by applicable federal or state bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

Section 5.02 Valid Title. The Seller is the sole, true, and lawful owner of the Shares of the Target Companies, free and clear of any and all Claims, Liens, and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares). Except for the Shares, the Seller owns no securities of the Company or options to purchase or rights to subscribe for or otherwise acquire any securities of the Target Companies and has no other interest in or voting rights with respect to any securities of the Target Companies. The Seller is not subject to any voting trust or other agreement or arrangement with respect to the voting of the Shares.

Section 5.03 Authorization; Binding Effect. The Seller has the legal capacity to enter into this Agreement and the Transaction Documents contemplated hereby to which the Seller is a party and to consummate the Contemplated transactions herein and thereby. This Agreement, the Transaction Documents and each such document to which the Seller is or will be a party have been (and as to those yet to be executed, will be) duly executed and delivered by the Seller and, when duly authorized, executed and delivered all other parties thereto, will constitute a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.04 Governmental Authorization and Consents. No Governmental Authorization of, filing with, or notice to, any Governmental Authority or any lenders, lessors, creditors, stockholders or any other Person, is required by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and each of the documents, agreements, instruments and certificates to which the Seller is a party in connection with the Contemplated transactions herein, and the consummation by the Seller of the transactions contemplated hereunder and thereunder.

Section 5.05 Non-contravention. The execution and delivery of this Agreement, and each of the documents, agreements, instruments and certificates to which the Seller is a party, by the Seller, the performance by the Seller of his obligations hereunder and thereunder, and the consummation of the Contemplated transactions herein, do not and will not (a) contravene or conflict with any applicable provision of any Law, regulation, rule, judgment, injunction, Order or decree binding upon or applicable to the Seller, or (b) contravene or constitute a default under any written agreement or obligation to which the Seller is a party by which any of his properties or assets are bound.

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Section 5.06 Brokers and Finders. The Seller has not incurred or taken any action that may give rise to any liability for brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. To the extent that the Seller incurs any such fees, the payment thereof is the sole responsibility of the Seller.

Section 5.07 Reliance on Advisors. The Seller, in determining to sell the Shares, (i) understands that Seller may recognize taxable gain or loss as a result of the sale of the Shares, (ii) has been encouraged to and has had the opportunity to rely upon the advice of Seller’s legal and tax counsel, accountants, and other advisors with respect to the sale of the Shares, (iii) has relied solely upon the advice of Seller’s legal and tax counsel, accountants, or other financial advisors with respect to the financial, tax, and other considerations relating to the sale of the Shares, and (iv) understands and acknowledges that any future sale of shares of the Company’s capital stock could be at a premium or discount to the Aggregate Purchase Price set forth herein, and such sale could occur at any time or not at all.

Section 5.08 No Litigation. There is no litigation or governmental or administrative proceeding or investigation pending with respect to the Shares or, to the Knowledge of Seller after reasonable inquiry or investigation, threatened against Seller with respect to the Shares, nor, to the Knowledge of the Seller, has there occurred any event or does there exist any condition on the basis of which any such claim may be asserted.

Section 5.09 No General Solicitation or Advertising. At no time has Seller presented Buyer or any other party with or solicited Buyer or any other party through any article, notice, or other communication published in any newspaper or other leaflet, public promotional meeting, television, radio or other broadcast or transmittal advertisement, or any other form of general solicitation or advertising.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller and the Target Companies to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants to the Seller and the Target Companies, as of the date hereof, as follows:

Section 6.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

Section 6.02 Authorization of Transaction; Binding Effect.

(a) Buyer has full organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by Buyer and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite organizational action.

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(b) This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). As of the Closing, each Transaction Document to which Buyer is a party will have been duly executed and delivered by Buyer and will constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 6.03 Noncontravention. Neither the execution and the delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate in any material respect any provision of the organizational documents of Buyer, (ii) assuming compliance by the Target Companies with Section 4.03 (Noncontravention) and by the Seller with Section 5.05 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which Buyer is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which Buyer is a party, except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not in the aggregate have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement. To the actual knowledge of Buyer, the execution and delivery of this Agreement and the Transaction Documents by Buyer, as well as the consummation by Buyer of the transactions contemplated hereby or thereby, do not require any consent, notice to, filing with or authorization or approval of any Governmental Authority.

Section 6.04 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Target Companies (prior to the Closing) or the Seller could become liable or obligated.

Section 6.05 Litigation. There are no Actions pending or, to Buyer’s actual knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Authority, which could materially adversely affect Buyer’s performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Section 6.06 Investment Intent; Restricted Securities. Buyer is purchasing the Shares solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer understands and acknowledges that (i) none of the Shares have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (ii) none of the Shares is traded or tradable on any securities exchange or over-the-counter, and (iii) the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

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Section 6.07 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE VI, NEITHER BUYER NOR ANY OTHER PERSON ACTING ON BEHALF OF BUYER MAKES ANY REPRESENTATION OR WARRANTY TO THE SELLER, EXPRESS OR IMPLIED.

ARTICLE VII

PRE-CLOSING COVENANTS

Section 7.01 Operation of Business. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 10.01 (Termination), except as otherwise contemplated by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, none of the Target Companies shall take any action of the type that, if taken after the Balance Sheets Date and prior to the date hereof, would have been required to be disclosed on Schedule 4.07.

Section 7.02 Notices and Consents. Subject to the terms and conditions of this Agreement, each Party shall cooperate fully with the other Parties and use its commercially best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby, including by (i) obtaining (and cooperating with the other Parties in obtaining) any clearance, consent, authorization, order or approval of, or exemption by, any Governmental Authority required to be obtained or made by Buyer or the Target Companies in connection with the transactions contemplated hereby, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid any Action by, any Governmental Authority; (ii) defending any Action, whether brought by a Governmental Authority or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, including by seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; and (iii) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.

Section 7.03 Access. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 10.01 (Termination), the Seller shall permit Representatives of Buyer (including financial and legal representatives) and the Financing Sources to have full access during normal business hours and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Target Companies, to all premises, properties, executive officers, books, records, policies, contracts and documents of the Target Companies.

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Section 7.04 Financial Information Cooperation. The Seller shall use commercially best efforts to furnish to the Buyer as promptly as reasonably practicable the financial and other information regarding the Target Companies as may be requested by Buyer to satisfy any disclosure requirements applicable to Buyer or its Affiliates under Regulations S-X or S-K of the Securities Act, and other applicable securities Laws, including the execution and delivery of customary representation letters to BF Borgers CPA and audit reports thereon by accounting firm, together with any consents required for Buyer to use or disclose such reports. The Buyer and Seller shall jointly retain an independent accounting firm of recognized national standing (the “Accounting Firm”). If Buyer and Seller are unable to agree on the choice of Accounting Firm, then the Accounting Firm shall be a nationally recognized valuation firm selected by lot (after each Buyer and Seller has submitted two proposed firms and then excluded one firm designated by the other party). The obligations of Seller in this Section 7.04 shall survive until the operating results of the Target Companies have been reflected in the audited consolidated financial statements of the Buyer, as filed with the Securities and Exchange Commission, for a complete fiscal year.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 General. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement and give effect to the transactions contemplated by this Agreement, each of the Parties shall, and shall cause their respective Affiliates, to take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 8.02 Press Releases. From and after the date of this Agreement, except to the extent required by applicable Law or by the applicable rules of any stock exchange on which Buyer lists its securities, the Parties shall not, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of Buyer and the Seller, and, in the event any such public announcement, press release or disclosure is required by applicable Law, the Parties will consult prior to the making thereof to the extent reasonably practicable. The Parties will consult with each other concerning the means by which any employee, customer or supplier of any Party (including any of their respective Subsidiaries) or any other Person having any business relationship with any Party (or any of their respective Subsidiaries) will be informed of the transactions contemplated by this Agreement.

Section 8.03 Transaction Expenses. Each Party shall be solely responsible for the payment of any fees and expenses incurred by such Party or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law; provided, however, that the Target Companies shall be solely responsible for the payment of any fees and expenses incurred by Seller in connection with the transactions contemplated hereby, including Seller’s attorney fee for transaction in the amount of $50,000 (which will be paid to Seller’s attorney on or before June 30, 2022 and is non-refundable), or which are otherwise required by applicable Law; provided, further, that, in the event of a Closing, the Seller shall, with the proceeds from the Closing Consideration, pay all Transaction Expenses.

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Section 8.04 Confidentiality. Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof. Except as provided in Section 8.02 (Press Releases), each of the Parties shall, and shall cause its respective Representatives to not, disclose the terms and provisions of this Agreement without the prior written consent of the other Party.

Section 8.05 Provision Respecting Representation of the Seller. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, managers, partners, stockholders, officers, employees and Affiliates, that Lucosky Brookman LLP and DeMint Law, PLLC have served as counsel to the Buyer in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Lucosky Brookman LLP or DeMint Law, PLLC (or any of their respective successors) may serve as counsel to the Target Companies in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Buyer, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall use its commercially best efforts to cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Parties acknowledge that Lucosky Brookman LLP and DeMint Law, PLLC have represented and performed services for the Buyer prior to the Closing and consent to the sharing by Lucosky Brookman LLP and DeMint Law, PLLC (or any of their respective successors), as applicable, with each Target Company of all information obtained during such past representation that Lucosky Brookman LLP or DeMint Law, PLLC (or any of their respective successors), as applicable, believes to be relevant to any future dispute or litigation with respect to this Agreement.

Section 8.06. Tail Insurance Policy. INTENTIONALLY OMITTED.

Section 8.07 Further Tax Matters.

(a) Closing of Taxable Years. The Parties agree that, as a result of the transactions contemplated by this Agreement, the taxable year of the Target Companies shall terminate for federal and, unless required by applicable Tax Law, any applicable state and local income Tax purposes as of 11:59 p.m. Mountain time on the Closing Date.

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(b) Tax Returns. Following the Closing, the Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies for all Pre-Closing Tax Periods that are not filed on or before the Closing Date and shall pay or cause to be paid all Taxes shown as due thereon. Buyer and the Target Companies shall cooperate with the Seller in preparing and filing such Tax Returns, including providing records and information which are reasonably relevant to such Tax Returns, making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided, and signing and delivering to the Seller for filing any Tax Returns prepared in accordance with this Section 8.07 that are required to be signed by Buyer or any Target Company. Buyer and the Seller agree that such Tax Returns shall include as an income Tax deduction on or before the Closing Date (i) the amount of any Transaction Expenses (to the extent such amounts are deductible, taking into account the safe harbor contained in IRS Revenue Procedure 2011-29), (ii) the employer portion of any employment Taxes on any Transaction Expenses, and (z) the amount of any deferred financing fees written off in connection with the transactions contemplated hereby (collectively for clauses (i) and (ii), the “Transaction Tax Deductions”); provided, however, that, in the event that such Transaction Tax Deductions are required to be deferred to a date after the Closing Date as a result of any Tax audit or other Tax proceeding, Buyer shall pay an additional amount to the Seller (on behalf of the Seller) equal to the amount of such Transaction Tax Deductions multiplied by 21%, when such Transaction Tax Deductions are actually realized and received by the Buyer (or any of its Affiliates) in cash or cash equivalents (after first taking into account such Transaction Tax Deductions before taking into account any other items of income, gain, loss, deduction or credit). To the extent not discussed in the immediately preceding sentence, such Tax Returns shall be prepared in a manner consistent with the past practice of the Target Companies, except as otherwise required by applicable Tax Law or changes in facts; provided that, with respect to any particular item, there is at least substantial authority within the meaning of Treasury Regulation section 1.6662-4(d) for such treatment of the item. In the event that the most recent past practice with respect to the treatment of any item does not meet the foregoing standards, the item shall be addressed and reflected in the applicable Tax Return in a manner that is more likely than not correct. The Seller shall provide Buyer with drafts of any such Tax Returns that are Income Tax Returns no later than thirty (30) days prior to the due date thereof (taking into account any extensions thereof) and shall permit Buyer to review and comment on such Tax Returns. The Seller shall consider in good faith any comments made by Buyer on such Income Tax Returns that are provided by Buyer to the Seller in writing within ten (10) days of receipt of such draft Tax Returns from the Seller. If Buyer and the Seller disagree about whether any such comments should be accepted, the Accounting Firm shall resolve such disagreement in accordance with the provisions of Section 8.07(j) (Dispute Resolution). The Parties agree and acknowledge that the federal Income Tax Returns of the Target Companies for the Tax period that ends on the Closing Date will include an election under Section 754 of the Code and, to the extent applicable, an analogous election will be made in each of the state and local Income Tax Returns of the Target Companies for that Tax period. With respect to any such Tax Returns for any Pre-Closing Tax Period that are not Income Tax Returns, the Seller will provide Buyer with drafts of such Tax Returns no later than fifteen (15) days prior to the due date thereof (taking into account any extensions thereof) and the Seller shall consider in good faith any comments made by Buyer on such Tax Returns that are received in writing by Seller within five (5) days of Buyer’s receipt of such draft Tax Returns. If Buyer and the Seller disagree about whether any such comments should be accepted, the Accounting Firm shall resolve such disagreement in accordance with the provisions of Section 8.07(j) (Dispute Resolution). For avoidance of doubt, this Section 8.07(b) shall apply to any information returns (such as IRS Forms 1099) filed or issued with respect to any Pre-Closing Tax Period of the Target Companies. In the case of any Straddle Period Return of any of the Target Companies, the Seller shall prepare or cause to be prepared the portion of such Straddle Period Return ending on the Closing Date and provide such portion to Buyer for inclusion on such Straddle Period Return, and shall pay or cause to be paid all Taxes allocable to such portion of such Straddle Period Returns ending on the Closing Date, in accordance with the preceding provisions of this Section 8.07(b). The cost of the preparation of these Tax Returns, including the cost of all tax preparation accounting and return preparation for pre-closing tax period filings, shall be borne by Buyer.

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(c) Straddle Period. Taxes for any Tax period of the Target Companies that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated for all purposes of this Agreement (i) to the Seller for the portion of the Tax period up to and including the Closing Date and (ii) to Buyer for the portion of the Tax period subsequent to the Closing Date. For that purpose, (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Target Companies for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and number of days during the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments of the Target Companies for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence as if such Tax period ended as of the end of the Closing Date. For purposes of clause (B) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Target Companies as of end of the Closing Date, provided that exemptions, allowances, deductions or periodic Taxes (such as property Taxes) that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending as of 11:59 p.m. Mountain time on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and provided, further, that any Taxes attributable to any actions not in the Ordinary Course of Business that are taken after the Closing on the Closing Date shall be allocated to Buyer.

(d) Transfer Taxes. All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid 50% by Buyer and 50% by the Seller. The Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith.

(e) Tax Indemnification. Subject to the limitations in ARTICLE X (Indemnification), the Seller shall, on a joint and several basis, indemnify Buyer and its Affiliates from and against all liability for (i) Taxes of the Target Companies for all Pre-Closing Tax Periods and the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 8.07(c) (Straddle Period)), (ii) Transfer Taxes (together with any interest, penalties or additions to such Transfer Taxes) that are the responsibility of the Seller pursuant to Section 8.07(d) (Transfer Taxes), and (iii) any Taxes required to be withheld from any payment to any Seller under this Agreement are asserted by any Governmental Authority to be the responsibility of Buyer. In the case of a Tax that is contested in accordance with the provisions of Section 8.07(h) (Tax Proceedings), payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or court unless payment of the Tax is required as a condition to a contest.

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(f) Tax Refunds. The Seller shall be entitled to any refunds received for federal, state, local or foreign Taxes paid for any Pre-Closing Tax Period or the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 8.07(c) (Straddle Period)) of the Target Companies, along with any interest paid with respect thereto by the relevant Taxing Authority. Buyer shall cause any such refunds (including interest) to which the Seller are entitled that are received by the Target Companies or any Affiliate thereof after the Closing Date, whether by offset, credit, receipt of payment or otherwise, to be paid promptly to the Seller, net of all out-of-pocket expenses (including Taxes) incurred by Buyer, the Target Companies, or any Affiliate thereof with respect thereto.

(g) Certain Tax Agreements. Seller shall terminate or shall cause to be terminated on or prior to the Closing Date any Tax sharing, Tax allocation, powers of attorney relating to Taxes or Tax indemnity agreements to which any of the Target Companies is a party, except as otherwise expressly contemplated by this Agreement.

(h) Tax Proceedings. If a claim shall be made by any Governmental Authority in respect of the Target Companies for a Pre-Closing Tax Period, Buyer shall promptly and in any event no more than ten (10) days following Buyer’s receipt of such claim, give written notice to the Seller of such claim; provided, however, that the failure of Buyer to give such notices shall only relieve the Seller from their indemnification obligations hereunder to the extent of increased Taxes actually resulting from such failure. With respect to any Tax claim relating solely to a Pre-Closing Tax Period, the Seller shall control all proceedings and may make all decisions taken in connection with such Tax claim (including selection of counsel or any accounting firm) at the Buyer’s expense. Buyer shall control at its own expense all proceedings taken in connection with any Tax claim relating to the Target Companies during any Straddle Period and in connection with any Tax claim relating to the Target Companies for a Tax period beginning after the Closing Date. The Seller shall promptly notify Buyer if it decides not to control the defense or settlement of any Tax claim for a Pre-Closing Tax Period which it is entitled to control pursuant to this Agreement. No Tax claim for a Pre-Closing Tax Period for which the Seller is entitled to control all proceedings may be settled without the written consent of Buyer, such consent not to be unreasonably withheld or delayed. Buyer, the Seller, the Target Companies and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax claim in accordance with this Section 8.07(h) and shall keep each other reasonably informed concerning the progress of proceedings related to Tax claims for Pre-Closing Tax Periods. Subject to the foregoing, (i) in the case of a Tax claim for a Pre-Closing Tax Period for which the Seller is entitled to control all proceedings, Buyer may participate in such proceedings (including through its own counsel) at Buyer’s expense, and (ii) in the case of a Tax claim for a Pre-Closing Tax Period for which Buyer is entitled to control all proceedings, the Seller may participate in such proceedings (including through its own counsel) at the Seller’s expense. The Parties shall satisfy their indemnity obligations pursuant to Section 8.07(e) (Tax Indemnification) within ten (10) days after a final determination (within the meaning of Section 1313(a) of the Code or analogous provisions of state, local or foreign Tax Law) or settlement of the relevant Tax claim is made.

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(i) Cooperation. Buyer, the Target Companies, the Seller and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 8.07, any audit, litigation or other proceeding with respect to Taxes, and other Tax matters addressed by this Section 8.07. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall use its commercially reasonable efforts to provide such cooperation as necessary so that the Tax Returns described in Section 8.07(b) (Tax Returns) can be filed no later than August 31, 2022.

(j) Dispute Resolution. Except as provided by Section 8.07(h) (Tax Proceedings), any dispute, controversy or claim between Buyer, on the one hand, and the Seller, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Buyer and the Seller shall be submitted to the Accounting Firm for resolution in the same manner in which disputes are handled pursuant to Section 2.05 (Post Closing Adjustment).

Section 8.08 Exclusivity. The Seller agrees that he will not and will not permit the Target Companies’ Affiliates or officers, directors, employees, advisors or other agents or representatives to, directly or indirectly, (i) solicit, entertain, initiate or encourage any inquiries, proposals or offers from any Person relating to any acquisition of the Shares or the Target Companies or all or substantially all of the assets of the Target Companies (other than the inventory of the Target Companies in the Ordinary Course of Business or obsolete equipment) or any divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption or similar transaction involving any Target Company, or (ii) with respect to any effort or attempt by any other Person to do or seek any of the foregoing, (A) participate in any discussions or negotiations with such other Person, (B) furnish to any other Person any confidential information with respect to the Target Companies in connection with any such effort or (C) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort, in any such case described in clause (i) or (ii), other than with Buyer, its Affiliates and their Representatives. If any Person makes any such effort described in clause (ii) of the immediately preceding sentence, the Seller will immediately notify Buyer.

Section 8.09. Conduct of Target Companies Prior to the Closing. From the date the conditions set forth in Section 9 have been satisfied until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, each Target Company will (a) conduct its business in the Ordinary Course of Business consistent with past practice; and (b) use best efforts to maintain and preserve intact the current organization, business and franchise of the Target Company and the Company Subsidiaries, and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Target Company and the Target Company Subsidiaries.

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ARTICLE IX

CONDITIONS

Section 9.01 Conditions to Obligations of Buyer and the Seller. The obligations of Buyer and the Seller to consummate the transactions to be performed by it and him in connection with the Closing is subject to satisfaction (or waiver in writing by Buyer and the Seller) of the following conditions as of the Closing:

(a) Absence of Litigation. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a Governmental Authority directing that the transactions provided for herein or any of them not be consummated substantially as herein provided, and there shall not be pending any Action by a Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

Section 9.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver in writing by Buyer) of the following conditions as of the Closing:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by the Target Companies in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “Material Adverse Effect”) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable), and each of the representations and warranties made by the Target Companies in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable).

(ii) Each of the representations and warranties made by the Seller in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable), and each of the representations and warranties made by the Seller in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all respects at and as of the date hereof and at and at and as of the Closing as though such representation or warranty were made at and as of the date hereof and at and as of the Closing (as applicable).

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(b) Performance of Covenants. The Target Companies and the Seller shall have performed and complied with in all material respects all of their respective covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing Date.

(c) Officer’s Certificate. Buyer shall have received a certificate executed by an officer of each of the Target Companies, dated as of the Closing Date, stating that the closing conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied.

(d) Deliveries. The Seller shall have delivered or paid or caused to be delivered or paid each item required to be delivered or paid by it pursuant to Section 2.03 (Deliveries at the Closing).

(e) Board Approval. The Board of Directors, Board of Managers, stockholders and members of Target Companies shall have approved this Agreement, Transaction Documents and Contemplated transactions herein.

(f) Third-Party Consents and Regulatory Approval. The Target Companies shall have received any regulatory approvals and third-party consents, if such are required, on terms satisfactory to Buyer.

(g) Outstanding Debt. As of the Closing Date, each Target Company shall have zero in outstanding debt.

(h) No Material Change in Target Companies. There shall be no material adverse change in the business, result of operations, prospects, condition (financial or otherwise) or assets of the Target Companies.

(i) No Default. None of the Target Companies shall be in default under any of contract, lease or other agreement or instrument affecting or relating to the Target Company’s respective assets, liabilities, or its business, where in Buyer’s good faith judgment such default would reasonably be expected to have a Material Adverse Effect on the Target Company’s business either prior to or after Closing.

(i) Schedules. The Buyer shall have approved the Target Companies Disclosure Schedule, which approval may be granted or denied by Buyer in its sole discretion.

(k) Executed Agreements and Certificates. The Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) The Seller and the Target Companies shall deliver to the Buyer as promptly as reasonably practicable after the date hereof the most recent consolidated audited financial statements of the Company, and unaudited consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows the most recently available quarter and all notes thereto, accompanied by an unqualified report of the PCAOB Auditor (“PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Securities Exchange Act of 1934, as amended, and Securities Act of 1933, as amended, applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When delivered by the Company to the Buying Entities after the date hereof, the PCAOB Audited Financial Statements will not reflect any differences from the financial statements for the periods shown, except for such differences that would not constitute a Material Adverse Effect. All costs incurred in connection with preparing and obtaining the PCAOB Audited Financial Statements shall be borne by the Buyer;

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(ii) secretary’s certificate dated as of the Closing, duly executed by each Target Company’s secretary, (a) attaching copies of the certificate of Target Companies Charter Documents, and any amendments thereto; (b) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation or organization through the Closing; (c) certifying the good standing (or equivalent status in the relevant jurisdiction) in its jurisdiction of incorporation or organization and in each other jurisdiction where it is qualified to do business (or equivalent status in the relevant jurisdiction) and that there are no proceedings for the dissolution or liquidation of the Company, and (d) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company;

(iii) a certificate executed on behalf of each Target Company by its Chief Executive Officer or Chief Financial Officer or persons preforming similar functions (an “Officer’s Certificate”) and containing representations and warranties of the Company, to the effect that the conditions set forth in Section 9.02 have been duly satisfied;

(iv) all of the statutory and other books (duly written up to date) of each Target Company;

(v) Closing Indebtedness Certificate (as defined herein); and

(vi) any other documentation that effectuates this Agreement or any amendment hereto, as the Buying Entities may request, including proof that all taxes, assessments, wages, and insurance premiums have been paid in full or will be paid in full as of the Closing Date.

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Section 9.03 Conditions to Obligations of the Target Companies and the Seller. The obligations of the Target Companies and the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver in writing by the Seller) of the following conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all material respects as of the date hereof and at and as of the Closing as though such representation or warranty were made as of the date hereof and at and as of the Closing (as applicable), and each of the representations and warranties made by Buyer in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all respects as of the date hereof and at and as of the Closing as though such representation or warranty were made as of the date hereof and at and as of the Closing (as applicable).

(b) Performance of Covenants. Buyer shall have performed and complied with, or shall cause the performance of and compliance with, in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c) Officer’s Certificate. The Seller shall have received a certificate executed by an officer of Buyer, dated as of the Closing Date, stating that the closing conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

(d) Deliveries. Buyer shall have delivered or paid or caused to be delivered or paid each item required to be delivered or paid by it pursuant to Section 3.03 (Deliveries at the Closing).

(e) Due Diligence and Audit. Buyer shall have completed due diligence of the Target Companies to its satisfaction and conduct an audit for two fiscal years plus a review of any stub period.

(f) Board and Stockholder Approval. The Board of Directors of Buyer shall have approved this agreement, the Transaction Documents, and the Contemplated transactions herein.

(g) Financing Contingency. The Contemplated transactions herein set forth in this Agreement shall be subject to the completion of satisfactory financing arrangements required to provide the funding necessary to pay the Cash Consideration portion of the consideration, as contemplated in Section 2.02 herein (the “Financing”). If Buyer is unable to obtain the Financing, Buyer may provide written notice to Seller stating that the Buyer has been unable to obtain the Financing and notify Seller that Buyer has elected to either (i) waive the Financing condition as set forth in this Section 9.03(g), in which event this Agreement will continue as if the financing had been obtained or (ii) terminate this Agreement. In the event the contemplated financing is frustrated due to reasons outside of the Buyer’s control and through no fault of the Buyer, then Buyer may elect to terminate this Agreement and the Buyer, Seller and Target Companies shall be released from all further obligations under this Agreement or Buyer may elect to proceed to Closing. In the event that the Agreement is terminated by Buyer pursuant to this Section 9.03(g), it is agreed that the Seller shall retain the Good Faith Deposit as a nonrefundable payment.

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ARTICLE X

TERMINATION; EFFECT OF TERMINATION

Section 10.01 Termination. This Agreement may be terminated prior to the Closing as provided below:

(a) by mutual written consent of the Seller and Buyer;

(b) by the Seller, if there has been a material breach or failure to perform on the part of Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 9.03(a) (Conditions to Obligations of the Target Companies and the Seller) or Section 9.03(b) (Conditions to Obligations of the Target Companies and the Seller) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Buyer of written notice of such breach or failure from the Seller (it being understood and hereby agreed that the Seller may not terminate this Agreement pursuant to this Section 10.01(b) if such breach or failure is cured within such fifteen (15) day period);

(c) by Buyer, pursuant to Section 9.02(g), or if there has been a material breach or failure to perform on the part of the Target Companies or the Seller of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 9.02(a) (Conditions to Obligations of Buyer) or Section 9.02(b) (Conditions to Obligations of Buyer) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Seller of written notice of such breach or failure from Buyer (it being understood and hereby agreed that Buyer may not terminate this Agreement pursuant to this Section 10.01(c) if such breach or failure is cured within such fifteen (15) day period); or

(d) by either the Seller, on the one hand, or Buyer, on the other hand, if a Governmental Authority shall have issued an order or taken any other action having the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 10.01(d) shall have complied with its obligations under Section 7.02 (Notices and Consents) by using its commercially reasonable efforts to have any such order or other action vacated or lifted).

Section 10.02 Effect of Termination. Except for the provisions of this Section 10.02, Section 8.03 (Transaction Expenses), Section 8.04 (Confidentiality) and ARTICLE XII (Miscellaneous), which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and none of the Parties shall have any liability to any other Party or its members, managers, stockholders, directors or officers in respect thereof, except, in the case of Buyer, for any failure to have sufficient immediately available funds for the consummation of the transaction contemplated hereby; provided, however, that any party terminating this Agreement pursuant to Section 10.01 shall have the right to recover damages sustained by such party as a result of a willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud by the other party; provided, further, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances that would have permitted the other party to terminate this Agreement under Section 10.01. Notwithstanding the foregoing, in the event that the Agreement is terminated by a Party to this Agreement for any other reason pursuant to this Section 10, it is agreed that the Seller shall retain the Good Faith Deposit as a nonrefundable payment.

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ARTICLE XI

INDEMNIFICATION

Section 11.01 Survival of Certain Representations and Warranties, Covenants and Agreements. Except as otherwise provided in this ARTICLE XI, the representations and warranties of each of the Parties set forth in this Agreement or in any certificate delivered by any Party at the Closing shall survive the Closing and continue through and until 11:59 p.m. Mountain time on the date that is twelve (12) months from the Closing Date; provided, however, that (A) the representations and warranties of (i) the Target Companies set forth in Section 4.01 (Organization of the Target Companies), Section 4.02 (Authorization of Transaction; Binding Effect), and Section 4.05 (Subsidiaries), and Section 4.06 (Broker’s Fees), (ii) the Seller set forth in Section 5.01 (Organization), and Section 5.02 (Authorization of Transaction; Binding Effect), and (iii) Buyer set forth in Section 6.03 (Authorization of Transaction; Binding Effect) and Section 6.06 (Brokers and Finders)(collectively with the Capitalization Representations and the Tax Representations, the “Fundamental Representations”) shall survive the Closing and continue through and until 11:59 p.m. Mountain time on the date that is the 3rd anniversary of the Closing Date; (B) the representations and warranties of the Target Companies set forth in Section 4.12 (Intellectual Property) (the “Intellectual Property Representation”) shall survive the Closing and continue through and until 11:59 p.m. Mountain time on the date that is the 2nd anniversary of the Closing Date; (C) the representations and warranties of the Target Companies set forth in Section 4.04 (Capitalization) and of the Seller set forth in Section 5.02 (Valid Title) (collectively, the “Capitalization Representations”) shall not terminate and shall continue indefinitely; and (D) the representations and warranties of the Target Companies set forth in Section 4.11 (Tax Matters) (the “Tax Representations”) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall continue in full force and effect for the full period of the applicable statute or period of limitations with respect to the matters set forth therein plus 30 days. All covenants and agreements of the Target Companies, the Seller and Buyer contained this Agreement that are to be performed in whole prior to the Closing shall survive the Closing and continue through and until 11:59 p.m. Mountain time on the date that is six (6) months after the Closing Date. All covenants and agreements of the Target Companies, the Seller and Buyer contained in this Agreement that are to be performed in whole or in part after the Closing shall survive indefinitely (unless such covenant or agreement has a shorter period), as shall any claims for fraud. Any matter as to which a party has asserted a claim for indemnification pursuant to this ARTICLE XI during the applicable survival period specified in this Section 11.01 that is pending or unresolved at the end of the applicable survival period, shall survive and continue to be covered by this ARTICLE XI until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

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Section 11.02 Indemnification by the Seller. Subject to the limitations set forth in this ARTICLE XI:

(a) The Seller shall, on a joint and several basis, indemnify, defend and hold harmless Buyer and each of its Representatives (each, a “Buyer Indemnified Party”) from and against and in respect of, and pay and reimburse each Buyer Indemnified Party for, any and all claims, losses, liabilities, costs, expenses, fines, penalties and damages, including investigation costs, settlement costs, court costs and reasonable legal fees and expenses (“Damages”) suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from (i) the breach by the Target Companies of any representation or warranty made by the Target Companies in this Agreement and/or (ii) the breach by the Target Companies of any covenant or agreement to be performed by them prior to the Closing under this Agreement.

(b) The Seller shall, on a several and not joint basis, indemnify, defend and hold harmless each Buyer Indemnified Party from and against and in respect of, and pay and reimburse each Buyer Indemnified Party for, any and all Damages suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from (i) the breach by the Seller of any representation or warranty made by the Seller in this Agreement and/or (ii) the breach by such Seller of any covenant or agreement to be performed by him, her or it under this Agreement.

(c) The Seller providing indemnification pursuant to the provisions of this ARTICLE XI is hereinafter referred to as a “Seller Indemnifying Party.”

(d) Any Damages payable by the Seller Indemnifying Party pursuant to this Section 11.02 shall first be paid from directly from such Seller Indemnifying Party.

Section 11.03 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Seller and each of their respective Representatives (each, a “Seller Indemnified Party”) from and against and in respect of, and pay and reimburse the Seller Indemnified Party for, any and all Damages suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from (i) the breach by Buyer of any representation or warranty made by Buyer in this Agreement, (ii) the breach by Buyer of any covenant or agreement to be performed by it hereunder, and/or (iii) the breach by the Target Companies of any covenant or agreement to be performed by them under this Agreement after the Closing.

Section 11.04 Exclusive Remedy. From and after the Closing, each Party acknowledges and agrees that its and his sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and transactions contemplated hereby shall be pursuant to the indemnification set forth in Section 8.07(e) (Tax Indemnification) and this ARTICLE XI. In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under Section 8.07(e) (Tax Indemnification), Section 11.02 (Indemnification by the Seller) and Section 11.03 (Indemnification by Buyer) (and subject to the other provisions of this ARTICLE XI), each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) it may have against any Indemnifying Party whether arising under or based upon any federal, state, local or foreign Law (including any Environmental Requirements) or otherwise. Nothing in this Section 11.04 shall limit any Person’s right to seek and obtain any equitable relief on account of any party’s fraud.

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Section 11.05 Procedures for Third-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party arising from a claim of a third party (a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail (including, to the extent reasonably ascertainable, the amount of such claim, the nature and basis of such claim and the relevant facts and circumstances relating thereto), of the Third-Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third-Party Claim; provided that failure or delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that such failure has adversely affected the Indemnifying Party with respect to such claim. The Indemnifying Party shall be entitled to participate in the defense of the Third-Party Claim and, subject to the limitations set forth in this Section 11.05, to assume the defense thereof with counsel selected by the Indemnifying Party, in each case at its expense, so long as (i) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (ii) the Third-Party Claim for indemnification does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation. If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 11.05, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that, if there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain one counsel (plus one local counsel in each jurisdiction for which the Indemnified Party determines counsel is necessary), reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel will contest such Third-Party Claims in good faith. Subject to the limitations set forth in this ARTICLE XI, the Indemnifying Party shall also be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has elected not to assume the defense thereof. Each Party shall cooperate, and shall cause their respective Affiliates to cooperate, in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision by the Indemnified Party to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. No compromise or settlement of any Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required if (i) there is no finding or admission of any violation of Law by the Indemnified Party and no effect on any other claims that may be made against such Indemnified Party or its Affiliates, (ii) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability with respect to such claim and (iii) no damages other than monetary damages are paid with regard to such Third-Party Claim. No Indemnified Party shall settle or compromise any Third-Party Claim without the express prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Indemnified Party waives its rights to indemnification hereunder with respect to such Third-Party Claim; provided that it shall be reasonable for the Indemnifying Party to withhold any such consent if such settlement or compromise creates any liability or obligation on the part of such Indemnifying Party or otherwise affects any claims that are then pending or threatened, or may be made, against such Indemnifying Party. Where the provisions of this Section 11.05 conflict with the provisions of Section 8.07(h) (Tax Proceedings), the provisions of Section 8.07(h) (Tax Proceedings) shall control.

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Section 11.06 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto. Failure or delay in notifying the Indemnifying Party shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that such failure has adversely affected the Indemnifying Party with respect to such claim. The Indemnified Party shall provide the Indemnifying Party with access to its books and records during normal business hours and upon reasonable prior written notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages and shall make its personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice and granting of such access if the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE XI. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this ARTICLE XI, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. Following the final determination of the amount of Damages to which the Indemnified Party is entitled (whether determined in accordance with this Section 11.06 or by arbitration), the Indemnifying Party shall, no later than three (3) Business Days following such final determination, pay (such Damages to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party. Where the provisions of this Section 11.06 conflict with the provisions of Section 8.07(h) (Tax Proceedings), the provisions of Section 8.07(h) (Tax Proceedings) shall control.

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Section 11.07 Duty to Mitigate. The Indemnified Party shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this ARTICLE XI. The costs and expenses of such mitigation efforts shall be included in the Indemnified Party’s Damages for which the Indemnified Party will become entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this ARTICLE XI.

Section 11.08 No Punitive Damages; No Consequential Damages on IP. Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for punitive or exemplary damages or any other damages other than those that directly arise from the underlying breach or are the reasonably foreseeable result of such breach. Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for consequential, special, indirect or incidental damages, diminution in value or lost profits or any damages measured by lost profits or a multiple of earnings suffered or paid, directly or indirectly, as a result of, in connection with, relating to or arising from the breach by the Target Companies of the Intellectual Property Representation or any other representation or warranty made by the Target Companies or the Seller in this Agreement where the underlying claim directly or indirectly relates to Intellectual Property.

Section 11.09 Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this ARTICLE XI shall be treated by the Parties, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Seller in the transactions contemplated by this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 No Third-Party Beneficiaries; Financing Sources. Except as set forth in Section 8.07(e) (Tax Indemnification), Section 11.02 (Indemnification by the Seller) and Section 11.03 (Indemnification by Buyer), each of which is expressly intended for the benefit of the Persons referenced therein, and except that this Section 12.01, Section 12.05(b), Section 12.09, Section 12.10(b), Section 12.10(c) and Section 12.11 of this Agreement shall inure to the benefit of the Financing Sources, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. For purposes of this Agreement, “Financing Sources” shall mean each of the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, as set forth in Section 9.03(g). The Seller or any Target Company shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. This Section 12.01 is intended to benefit and may be enforced by the Financing Sources

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Section 12.02 Entire Agreement. This Agreement, including the Exhibits and Schedules (including Disclosure Schedules), and the documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 12.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. This Agreement may not be assigned (i) by any Party other than Buyer without the prior written consent of Buyer or (ii) by Buyer without the written consent of the Seller, except that (a) Buyer may assign its right to purchase Shares hereunder in whole or in part to any of its direct or indirect wholly owned Subsidiaries, without the prior written consent of the Seller, and (b) Buyer may assign its rights and obligations under this Agreement in whole or in part through a collateral assignment to any lender providing financing in connection with this Agreement and the consummation of the transactions contemplated hereby; provided that any such assignment by Buyer shall not relieve the assigning party of its obligations under this Agreement.

Section 12.04 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 12.05 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.06 Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to the Target Companies (prior to Closing):

2813 Sierra Vista Way

Provo, UT 84606

Attention: Mr. Ray Crosby

If to the Seller (after the Closing):

2813 Sierra Vista Way

Provo, UT 84606

Attention: Mr. Ray Crosby

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If to Buyer or the Target Companies (after Closing):

American Rebel Holdings, Inc.

718 Thompson Lane

Suite 108-199

Nashville, Tennessee 37204

E-mail: info@americanrebel.com

Attention: Charles A. Ross, Jr.

with mandatory copies (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

E-mail: jlucosky@lucbro.com and ahogan@lucbro.com

Attention: Joseph Lucosky, Esq. and Adele Hogan, Esq.

And

DeMint Law, PLLC

3753 Howard Hughes Parkway

Second Floor Suite 314

Las Vegas, Nevada 89169

E-mail: anthony@demintlaw.com

Attention: Anthony N. DeMint, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 12.06 or by e-mail to the e-mail address as provided for in this Section 12.06, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. Mountain time or on a day other than a Business Day, then on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 12.06, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (c) if delivered by overnight courier to the address as provided for in this Section 12.06, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.06. Either Party from time to time may change its address, e-mail address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 12.07 Governing Law; Exclusive Jurisdiction.

(a) This Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Utah.

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(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Utah (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in this Agreement or is delivered via email attachment at the e-mail address as set forth in this Agreement. Nothing in this Section 12.07(b) shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 12.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09 Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller or, in the case of a waiver, by the Buyer or Seller, as the case may be, waiving compliance; and Section 12.01 and this Section 12.09 may not be amended, modified or waived without the prior written consent of the Financing Sources. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 12.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 12.11 Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

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Section 12.12 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 12.13 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless if otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 12.14 Disclosure Schedules. The information set forth in each section or subsection of the Disclosure Schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Target Companies and the Seller set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement only to the extent it is reasonably apparent from a reasonable reading of the Disclosure Schedules and such other section of this Agreement that such disclosure is also applicable to such other section of this Agreement and regardless of whether such section or subsection of this Agreement is qualified by reference to the Disclosure Schedules.

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Section 12.15 Arbitration.

(a) Except for disputes and claims under Section 8.04 (Confidentiality), and disputes under Section 3.04 (Post Closing Adjustment), and Section 8.07(j) (Dispute Resolution) (which disputes shall be governed by the provisions of such Sections), each party agrees that arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “AAA Rules”) shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the Parties under this Agreement, whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

(b) The Parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) such arbitrator shall have at least 15 years of experience, whether as an attorney or as a neutral arbitrator, with respect to equity purchase agreements and complex commercial contracts, and (iii) all meetings of the Parties and all hearings with respect to any such arbitration shall take place in Salt Lake City, Utah, unless otherwise agreed to by the Parties and the arbitrator.

(c) In addition, the Parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the Parties hereto), (ii) the arbitrator shall have no authority to commit an Error of Law (as defined below) in his or her decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination,. For purposes of this Agreement, an “Error of Law” means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the Laws governing this Agreement pursuant to Section 12.07 (Governing Law). Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the Parties subject to Section 12.15(d), and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.

(d) In the event that any party or any of such party’s Affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other Parties promptly of the request or requirement so that the other Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 12.15. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use commercially reasonable efforts to obtain, at the request and expense of the other Parties, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other Parties shall designate. Notwithstanding anything in this Section 12.15 to the contrary, the Parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party’s acts or omissions or the acts or omissions of such party’s Affiliates, associates or representatives. The Parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 12.15, the decision, judgment, ruling, finding, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the Parties hereto; provided, however, that nothing in this Section 12.15 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

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Section 12.16 Costs and Expenses. In the event of any action for indemnification arising under ARTICLE XI (Indemnification), the prevailing party shall be entitled to, and the non-prevailing party shall pay to the prevailing party, the costs and expenses (including the fees and expenses of legal counsel) incurred by the prevailing party in connection with enforcing its rights or defending claims hereunder. In the event of any arbitration pursuant to Section 12.16 (Arbitration), each party to the arbitration shall bear its own costs and expenses (including the fees and expenses of legal counsel, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties to the arbitration; provided, however, that the arbitrator shall, in the award, allocate all such costs and expenses against the non-prevailing party. Any costs and expenses payable by any Seller Indemnifying Party pursuant to ARTICLE XI (Indemnification) or Section 12.16 (Arbitration) shall be paid directly from such Seller Indemnifying Party.

Section 12.17 Release by the Seller; Covenant Not to Sue.

(a) Effective as of the Closing Date, the Seller, hereby releases, acquits and forever discharges Buyer, each of the Target Companies, any Subsidiaries of any Target Company and their respective employees, officers, directors, representatives, agents, successors, predecessors, affiliates, attorneys and assigns (collectively, the “Released Parties”), from any and all claims, rights, demands, causes of action, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees), whether based on federal, state, local, statutory or common law or any other law, rule, or regulation, of any kind, nature or description, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, actual or potential, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise (collectively, “Release Claims”), arising out of, relating to, or resulting from any circumstances, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations or omissions, errors, negligence, breach of contract, tort, violation of law, matter or cause occurring or arising prior to or on the Closing Date and arising from or related in any way to the ownership, management or operation of any Target Company or any Subsidiaries of any Target Company on or prior to the Closing Date, which the Seller has had, now has, or may have in the future against the Released Parties, whether known or unknown, except only the Seller Excluded Claims (the foregoing release being the “Seller Release”).

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(b) For the purpose of the Seller Release, “Seller Excluded Claims” means any Release Claims by any Seller or Seller Related Party arising under (i) this Agreement and any Transaction Documents, (ii) claims for indemnity under the Target Companies Charter Documents, (iii) any rights under any policy of insurance carried by the Target Companies, (iv) any claim for enforcement of the Employment Agreement or arising under the terms of the Employment Agreement after the Closing Date and (vi) any right to payment of any vested accrued benefits under employee benefit plans.

(c) The Seller hereby agrees not to directly assert any Release Claim or demand, or file, commence, institute or cause to be commenced any suit or proceeding of any kind, against or on behalf of any of the Released Parties, in their corporate or individual capacities, for any Release Claims released by the Seller Release.

* * * * *

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IN WITNESS WHEREOF, the Parties have executed this Stock and Membership Interest Purchase Agreement as of the date first written above.

BUYER: AMERICAN REBEL HOLDINGS, INC.

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., CEO

SELLER:

/s/ Ray Crosby
Ray Crosby

TARGET COMPANIES:

CHAMPION SAFE:		CHAMPION SAFE DE MEXICO

CHAMPION SAFE CO., INC.		CHAMPION SAFE DE MEXICO, S.A. DE C.V.

By:	/s/ Ray Crosby	By:	/s/ Ray Crosby
	Ray Crosby, CEO		Ray Crosby, CEO

SUPERIOR SAFE:		SAFE GUARD:

SUPERIOR SAFE CO., LLC		SAFE GUARD SECURITY PRODUCTS, LLC

By:	/s/ Ray Crosby	By:	/s/ Ray Crosby
	Ray Crosby, CEO		Ray Crosby, CEO

APPROVED AS TO FORM:

FOR BUYER:		FOR TARGET COMPANIES AND SELLER:

DeMint Law, PLLC		Dexter & Dexter, Attorneys at Law

By:	/s/ Anthony N. DeMint	By:	/s/ Chris A. Dexter
	Anthony N. DeMint, Managing Member		Chris A. Dexter, Partner

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